Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER 2018 RESULTS

•	Diluted EPS of $1.02 and adjusted diluted EPS of $1.53, up 12.5%

•	Record quarterly sales of $2.1 billion, up 6.8%, with growth in all segments and geographies

GLENVIEW, IL, (Business Wire) July 26, 2018 - Anixter International Inc. (NYSE: AXE) today reported sales of $2.1 billion for the quarter ended June 29, 2018, a 6.8% increase versus the prior year quarter and the highest quarterly sales in the company's history. Excluding the impact of the following items, organic sales increased 4.9% versus the prior year quarter:

•	$11.9 million favorable impact from the higher average price of copper

•	$13.7 million favorable impact from the fluctuation in foreign currencies

•	$11.5 million favorable impact from acquisitions

All commentary in this release reflects second quarter 2018 results, and all comparisons are versus the prior year quarter, unless otherwise noted. Both the current and prior year quarters had 64 billing days. Please refer to the tables at the end of this release for the reconciliations to our reported results prepared in accordance with U.S. GAAP to the non-GAAP measures.

Net income of $34.8 million compares to $40.1 million. Adjusted net income increased 12.6% to $51.9 million compared to $46.2 million. Adjusted EBITDA of $107.8 million, or 5.0% of sales, compares to $103.1 million, or 5.1% of sales.

Current year net income includes operating expense of $24.2 million pre-tax and $17.1 million after-tax, comprised primarily of $9.7 million of amortization of intangible assets and a $9.2 million restructuring charge. Please refer to the financial tables on page 11 for details. Prior year net income includes operating expense of $9.0 million pre-tax and $6.1 million after-tax comprised of amortization of intangible assets.

"Second quarter sales growth was broad-based, and included a return to growth in the Network & Security Solutions segment as expected project activity recovers. We remain focused on key growth initiatives which include security, wireless and professional audio video, as well as in global and complex supply chain opportunities," commented Bill Galvin, President and Chief Executive Officer. "Turning to overall results, we were pleased to deliver strong growth in diluted earnings per share. Similar to the first quarter, inflationary pressures, including increased freight expense, impacted profitability. We have implemented actions to drive gross margin improvement, including a restructuring initiative which will result in a more competitive cost structure."

Income Statement Detail
Gross margin of 19.6% was flat sequentially and down 20 basis points from prior year. The decline in margin was caused by customer and product mix, and cost inflation, primarily in the UPS segment.

Operating expense of $347.8 million compares to $313.1 million. Adjusted operating expense of $323.6 million, which excludes the operating expense items detailed above, compares to $304.1 million. The increase was driven by increases in freight expense and employee benefits, primarily higher medical expense. The corresponding adjusted operating expense ratio of 15.1% of sales compares to 15.2%.
Operating income of $71.3 million compares to $82.6 million. Excluding operating expense items detailed above, adjusted operating income of $95.5 million compares to $91.6 million. The corresponding adjusted operating margin of 4.5% compares to 4.6%.
The year-to-date effective tax rate ("ETR") is 29.4%, which includes a $1.2 million net tax benefit primarily related to the reversal of valuation allowances. Excluding the net tax benefit, the projected full year ETR is 30.7% which compares to the 2017 full year ETR of 54.1%. The projected full year non-GAAP ETR of 28.8% compares to the 2017 full year non-GAAP ETR of 37.8%. The favorable rate changes are due primarily to the impact of the Tax Cuts and Jobs Act of 2017.

Diluted earnings per share of $1.02 compares to $1.18, and adjusted diluted earnings per share of $1.53 compares to $1.36, a 12.5% increase versus prior year.
Segment Update

Network & Security Solutions ("NSS") sales increased 6.5% to $1,096.3 million. Adjusted for the $11.5 million favorable impact from the acquisition of the security businesses and the $6.3 million favorable impact from foreign exchange, NSS sales increased 4.7% on an organic basis. NSS security sales of $460.9 million, which represents approximately 42% of segment sales, increased 8.4%. Adjusted for the $11.5 million and $1.6 million favorable acquisition and currency impacts, respectively, security sales increased 5.2% on an organic basis.

NSS operating income of $66.1 million compares to $64.9 million. NSS adjusted operating income of $74.8 million compares to $68.5 million, a 9.1% increase. Adjusted operating income excludes operating expense of $8.7 million and $3.6 million in the current and prior year quarters, respectively, as detailed in the financial tables on pages 13 and 14 of this release.

NSS adjusted EBITDA increased 8.8% to $76.1 million. The corresponding adjusted EBITDA margin of 6.9% compares to 6.8%.

Electrical & Electronic Solutions (“EES”) sales increased 7.9% to $605.6 million. Adjusted for the $6.0 million favorable impact from foreign exchange and the $11.6 million favorable impact from higher average copper prices, EES organic sales increased 4.7%.

EES operating income increased 20.3% to $35.6 million. EES adjusted operating income increased 24.3% to $39.3 million. Adjusted operating income excludes operating expense of $3.7 million and $2.1 million in the current and prior year quarters, respectively, as detailed in the financial tables on pages 13 and 14 of this release.

EES adjusted EBITDA increased 23.4% to $40.4 million. The corresponding adjusted EBITDA margin of 6.7% compares to 5.8%, driven by expense leverage.

Utility Power Solutions (“UPS”) sales increased 6.2% to $436.0 million. Adjusted for the $1.4 million favorable impact from foreign exchange and the $0.3 million favorable impact from higher average copper prices, UPS organic sales increased 5.8%.

UPS operating income of $17.9 million compares to $21.3 million. UPS adjusted operating income of $22.0 million compares to $24.5 million. Adjusted operating income excludes operating expense of $4.1 million and $3.2 million in the current and prior year quarters, respectively, as detailed in the financial tables on pages 13 and 14 of this release.

UPS adjusted EBITDA of $23.1 million, or 5.3% of sales, compares to $25.9 million, or 6.3% of sales. The change in margin is due to customer mix combined with the unfavorable impact of inflation on operating expense.

Acquisition of Security Businesses
During the second quarter, we completed the acquisition of security businesses in Australia and New Zealand for $149.9 million, as previously disclosed.
Cash Flow and Capital Allocation
Year-to-date we have generated $69.3 million of cash flow in operations, compared to $137.1 million in the prior year-to-date period. The majority of the change is due to increased working capital investment to support growth in the business. Excluding the current portion of our long-term debt, working capital was 17.8% of sales, which compares to 18.5% in the prior year quarter. We invested $24.5 million in capital expenditures in the first half of 2018, which compares to $20.8 million, reflecting higher capital investment in facilities and information technology.

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 47.0%, compared to 46.1% at the end of 2017

•	Debt-to-adjusted EBITDA ratio of 3.3 times, compared to 3.1 times at the end of 2017

•	Weighted average cost of borrowed capital of 5.1%, compared to 5.6% at the end of 2017

•	$630.6 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Outlook
"As we look ahead to the third quarter and full year, we are optimistic that sales growth will continue, reflecting momentum across the business and indications that our large project business is in the early stages of a recovery. Based on current trends, we estimate third quarter 2018 organic sales growth in the 4.0 - 5.0% range. For the full year, we are increasing the low end of our range by 150 basis points, and now estimate full year 2018 sales growth of 3.5 - 5.0%. However, this could be tempered by project timing and uncertainty caused by economic policies. We continue to estimate cash flow from operations of $180 - $200 million and now expect capital investment of $50 - $60 million," commented Ted Dosch, EVP and Chief Financial Officer. "Our business is well positioned in the current competitive environment, providing significant opportunity to leverage our unique set of products and specialized solutions across our global network. We have strategies in place to combine revenue growth with enhanced gross margin, while improving our expense structure, with the goal of generating significant cash flow and creating value for all of our stakeholders."

Financial Results

	Three Months Ended			Six Months Ended
(In millions, except per share amounts)	June 29, 2018	June 30, 2017	Percent Change	June 29, 2018	June 30, 2017	Percent Change
Net Sales	$2,137.9	$2,001.4	7%	$4,102.1	$3,897.2	5%
Operating Income	$71.3	$82.6	(14)%	$132.9	$151.5	(12)%
Net Income	$34.8	$40.1	(13)%	$66.9	$71.0	(6)%
Diluted Earnings Per Share	$1.02	$1.18	(14)%	$1.96	$2.09	(6)%
Diluted Weighted Shares	34.1	34.0	—%	34.1	34.0	—%

Conference Call Details
Today's conference call to discuss these results will begin at 9:30 a.m. Central Time. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (833) 235-7649
International dial-in:        (647) 689-4538
Conference ID:             637 4999

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Second Quarter 2018 Highlights and Operating Results” will be available on the Investor Relations section of our website.

About Anixter
Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 600,000 products and over $1.0 billion in inventory, 3) 310 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, information security risks, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, the impact and the uncertainty concerning the timing and terms of the withdrawal by the United Kingdom from the European Union, unanticipated change in our tax provision and tax liabilities related to the enactment of the Tax Cuts and Jobs Act and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on an U.S. GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations, copper prices and the number of billing days, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, pension settlements, etc.) in presenting adjusted operating expense, adjusted operating income, adjusted income taxes and adjusted net income so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. We have also excluded amortization of intangible assets associated with purchase accounting from acquisitions from the adjusted amounts for comparison of the non-GAAP financial measures period over period.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. Adjusted EBITDA leverage is defined as the percentage change in Adjusted EBITDA divided by the percentage change in net sales. We believe that adjusted operating income, EBITDA, Adjusted EBITDA and Adjusted EBITDA leverage provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business segment performance. Adjusted operating income provides an understanding of the results from the primary operations of our business by excluding the effects of certain items that do not reflect the ordinary earnings of our operations. We use adjusted operating income to evaluate our period-over-period operating performance because we believe this provides a more comparable measure of our continuing business excluding certain items that are not reflective of expected ongoing operations. This measure may be useful to an investor in evaluating the underlying performance of our business. EBITDA provides us with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of foreign exchange and other non-cash stock-based compensation, and certain items that do not reflect the ordinary earnings of our operations and that are also excluded for purposes of calculating adjusted net income, adjusted earnings per share and adjusted operating income. EBITDA and Adjusted EBITDA are used by our management for various purposes including as measures of performance of our operating segments and as a basis for strategic planning and forecasting. Adjusted EBITDA and Adjusted EBITDA leverage may be useful to an investor because this measure is widely used to evaluate a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending on the accounting methods, book value of assets, capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this release. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa M. Gregory, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017

(In millions, except per share amounts)
Net sales	$2,137.9	$2,001.4	$4,102.1	$3,897.2
Cost of goods sold	1,718.8	1,605.7	3,298.2	3,121.8
Gross profit	419.1	395.7	803.9	775.4
Operating expenses	347.8	313.1	671.0	623.9
Operating income	71.3	82.6	132.9	151.5
Other expense:
Interest expense	(19.0)	(17.9)	(37.2)	(36.8)
Other, net	(3.3)	(0.9)	(1.0)	(1.0)
Income before income taxes	49.0	63.8	94.7	113.7
Income tax expense	14.2	23.7	27.8	42.7
Net income	$34.8	$40.1	$66.9	$71.0
Income per share:
Basic	$1.03	$1.19	$1.98	$2.12
Diluted	$1.02	$1.18	$1.96	$2.09

Weighted-average common shares outstanding:
Basic	33.8	33.6	33.8	33.6
Diluted	34.1	34.0	34.1	34.0

Reportable Segments
Net sales:
Network & Security Solutions	$1,096.3	$1,029.4	$2,091.1	$2,014.3
Electrical & Electronic Solutions	605.6	561.5	1,174.0	1,088.9
Utility Power Solutions	436.0	410.5	837.0	794.0
	$2,137.9	$2,001.4	$4,102.1	$3,897.2
Operating income:
Network & Security Solutions	$66.1	$64.9	$119.6	$126.7
Electrical & Electronic Solutions	35.6	29.6	67.0	57.5
Utility Power Solutions	17.9	21.3	34.3	37.5
Corporate	(48.3)	(33.2)	(88.0)	(70.2)
	$71.3	$82.6	$132.9	$151.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	(Unaudited)
	June 29, 2018	December 29, 2017
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$110.4	$116.0
Accounts receivable, net	1,558.2	1,434.2
Inventories	1,269.0	1,238.7
Other current assets	42.9	44.9
Total current assets	2,980.5	2,833.8
Property and equipment, net	165.9	154.3
Goodwill	833.6	778.1
Intangible assets, net	414.7	378.8
Other assets	106.8	107.2
Total assets	$4,501.5	$4,252.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,193.4	$1,081.6
Accrued expenses	268.9	269.2
Current portion of long-term debt	349.0	—
Total current liabilities	1,811.3	1,350.8
Long-term debt	986.6	1,247.9
Other liabilities	196.2	194.5
Total liabilities	2,994.1	2,793.2
Total stockholders' equity	1,507.4	1,459.0
Total liabilities and stockholders' equity	$4,501.5	$4,252.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 29, 2018	June 30, 2017
(In millions)

Operating activities:
Net income	$66.9	$71.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.1	14.1
Amortization of intangible assets	19.0	18.0
Stock-based compensation	11.8	8.9
Deferred income taxes	(0.4)	0.8
Accretion of debt discount	1.2	1.1
Amortization of deferred financing costs	0.8	1.1
Pension plan contributions	(4.3)	(8.5)
Pension plan expenses	2.2	5.1
Changes in current assets and liabilities, net	(44.5)	26.7
Other, net	1.5	(1.2)
Net cash provided by operating activities	69.3	137.1
Investing activities:
Acquisitions of businesses, net of cash acquired	(149.9)	—
Capital expenditures, net	(24.5)	(20.8)
Other	4.1	—
Net cash used in investing activities	(170.3)	(20.8)
Financing activities:
Proceeds from borrowings	1,138.8	895.7
Repayments of borrowings	(1,049.7)	(909.5)
Repayments of Canadian term loan	—	(38.7)
Proceeds from stock options exercised	1.1	2.6
Other, net	—	(0.2)
Net cash provided by (used in) financing activities	90.2	(50.1)
(Decrease) increase in cash and cash equivalents	(10.8)	66.2
Effect of exchange rate changes on cash balances	5.2	(3.3)
Cash and cash equivalents at beginning of period	116.0	115.1
Cash and cash equivalents at end of period	$110.4	$178.0

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

Second Quarter 2018 Sales Growth Trends
	Q2 2018				Q2 2017
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisitions Impact	Adjusted for Acquisitions	Organic Growth/ (Decline)
Network & Security Solutions
North America	$852.9	$(3.0)	$—	$849.9	$817.1	$—	$817.1	4.0%
EMEA	104.9	(3.8)	—	101.1	86.5	0.2	86.7	16.6%
Emerging Markets	138.5	0.5	—	139.0	125.8	11.3	137.1	1.4%
NSS	$1,096.3	$(6.3)	$—	$1,090.0	$1,029.4	$11.5	$1,040.9	4.7%

Electrical & Electronic Solutions
North America	$473.6	$(2.8)	$(9.4)	$461.4	$441.6	$—	$441.6	4.5%
EMEA	68.1	(3.4)	(1.3)	63.4	63.8	—	63.8	(0.6)%
Emerging Markets	63.9	0.2	(0.9)	63.2	56.1	—	56.1	12.6%
EES	$605.6	$(6.0)	$(11.6)	$588.0	$561.5	$—	$561.5	4.7%

Utility Power Solutions
North America	$436.0	$(1.4)	$(0.3)	$434.3	$410.5	$—	$410.5	5.8%
UPS	$436.0	$(1.4)	$(0.3)	$434.3	$410.5	$—	$410.5	5.8%

Total	$2,137.9	$(13.7)	$(11.9)	$2,112.3	$2,001.4	$11.5	$2,012.9	4.9%

Geographic Sales
North America	$1,762.5	$(7.2)	$(9.7)	$1,745.6	$1,669.2	$—	$1,669.2	4.6%
EMEA	173.0	(7.2)	(1.3)	164.5	150.3	0.2	150.5	9.3%
Emerging Markets	202.4	0.7	(0.9)	202.2	181.9	11.3	193.2	4.6%
Total	$2,137.9	$(13.7)	$(11.9)	$2,112.3	$2,001.4	$11.5	$2,012.9	4.9%

Note: There were 64 billing days in the second quarter of 2018 and 2017. Adjustment for billing days unnecessary.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

June Year-to-Date 2018 Sales Growth Trends
	YTD 2018				YTD 2017
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisitions Impact	Adjusted for Acquisitions	Organic Growth/ (Decline)
Network & Security Solutions
North America	$1,621.4	$(6.8)	$—	$1,614.6	$1,585.1	$—	$1,585.1	1.9%
EMEA	203.2	(12.5)	—	190.7	179.4	0.2	179.6	6.1%
Emerging Markets	266.5	(2.3)	—	264.2	249.8	11.3	261.1	1.2%
NSS	$2,091.1	$(21.6)	$—	$2,069.5	$2,014.3	$11.5	$2,025.8	2.2%

Electrical & Electronic Solutions
North America	$916.5	$(5.8)	$(18.0)	$892.7	$857.8	$—	$857.8	4.1%
EMEA	138.4	(10.5)	(1.9)	126.0	126.3	—	126.3	(0.2)%
Emerging Markets	119.1	(0.9)	(1.7)	116.5	104.8	—	104.8	11.1%
EES	$1,174.0	$(17.2)	$(21.6)	$1,135.2	$1,088.9	$—	$1,088.9	4.3%

Utility Power Solutions
North America	$837.0	$(3.2)	$(0.6)	$833.2	$794.0	$—	$794.0	4.9%
UPS	$837.0	$(3.2)	$(0.6)	$833.2	$794.0	$—	$794.0	4.9%

Total	$4,102.1	$(42.0)	$(22.2)	$4,037.9	$3,897.2	$11.5	$3,908.7	3.3%

Geographic Sales
North America	$3,374.9	$(15.8)	$(18.6)	$3,340.5	$3,236.9	$—	$3,236.9	3.2%
EMEA	341.6	(23.0)	(1.9)	316.7	305.7	0.2	305.9	3.5%
Emerging Markets	385.6	(3.2)	(1.7)	380.7	354.6	11.3	365.9	4.0%
Total	$4,102.1	$(42.0)	$(22.2)	$4,037.9	$3,897.2	$11.5	$3,908.7	3.3%

Note: There were 128 billing days June YTD in 2018 and 2017. Adjustment for billing days unnecessary.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

(In millions, except per share amounts)	Positive (Negative) impact
	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017

Items impacting comparability of results:
Items impacting operating expense and operating income:
Amortization of intangible assets	$(9.7)	$(9.0)	$(19.0)	$(18.0)
Restructuring charge	(9.2)	—	(9.2)	—
Acquisition and integration costs	(2.3)	—	(2.6)	—
CEO retirement agreement expense	(2.6)	—	(2.6)	—
U.K. facility relocation costs	(0.4)	—	(0.6)	—
Total of items impacting operating expense and operating income	$(24.2)	$(9.0)	$(34.0)	$(18.0)
Total of items impacting pre-tax income	$(24.2)	$(9.0)	$(34.0)	$(18.0)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$5.8	$2.9	$8.0	$5.8
Reversal of deferred income tax valuation allowances	1.8	—	1.8	—
Tax expense related to domestic permanent tax differences	(0.5)	—	(0.5)	—
Total of items impacting income taxes	$7.1	$2.9	$9.3	$5.8
Net income impact of these items	$(17.1)	$(6.1)	$(24.7)	$(12.2)
Diluted EPS impact of these items	$(0.51)	$(0.18)	$(0.73)	$(0.36)

U.S. GAAP to Non-GAAP Net Income and EPS Reconciliation:
Net income – U.S. GAAP	$34.8	$40.1	$66.9	$71.0
Items impacting net income	17.1	6.1	24.7	12.2
Net income – Non-GAAP	$51.9	$46.2	$91.6	$83.2

Diluted EPS – U.S. GAAP	$1.02	$1.18	$1.96	$2.09
Diluted EPS impact of these items	0.51	0.18	0.73	0.36
Diluted EPS – Non-GAAP	$1.53	$1.36	$2.69	$2.45

Items Impacting Comparability of Operating Income by Segment	Three Months Ended June 29, 2018
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$66.1	$35.6	$17.9	$(48.3)	$71.3
Operating margin - U.S. GAAP	6.0%	5.9%	4.1%	nm	3.3%

Total of items impacting operating income	$8.7	$3.7	$4.1	$7.7	$24.2

Adjusted operating income - Non-GAAP	$74.8	$39.3	$22.0	$(40.6)	$95.5
Adjusted operating margin - Non-GAAP	6.8%	6.5%	5.1%	nm	4.5%

Items Impacting Comparability of Operating Income by Segment	Six Months Ended June 29, 2018
	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$119.6	$67.0	$34.3	$(88.0)	$132.9
Operating margin - U.S. GAAP	5.7%	5.7%	4.1%	nm	3.2%

Total of items impacting operating income	$12.5	$6.1	$7.4	$8.0	$34.0

Adjusted operating income - Non-GAAP	$132.1	$73.1	$41.7	$(80.0)	$166.9
Adjusted operating margin - Non-GAAP	6.3%	6.2%	5.0%	nm	4.1%
nm - not meaningful

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

Items Impacting Comparability of Operating Income by Segment	Three Months Ended June 30, 2017
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$64.9	$29.6	$21.3	$(33.2)	$82.6
Operating margin - U.S. GAAP	6.3%	5.3%	5.2%	nm	4.1%

Total of items impacting operating income	$3.6	$2.1	$3.2	$0.1	$9.0

Adjusted operating income - Non-GAAP	$68.5	$31.7	$24.5	$(33.1)	$91.6
Adjusted operating margin - Non-GAAP	6.7%	5.7%	6.0%	nm	4.6%

Items Impacting Comparability of Operating Income by Segment	Six Months Ended June 30, 2017
	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$126.7	$57.5	$37.5	$(70.2)	$151.5
Operating margin - U.S. GAAP	6.3%	5.3%	4.7%	nm	3.9%

Total of items impacting operating income	$7.2	$3.7	$6.7	$0.4	$18.0

Adjusted operating income - Non-GAAP	$133.9	$61.2	$44.2	$(69.8)	$169.5
Adjusted operating margin - Non-GAAP	6.6%	5.6%	5.6%	nm	4.3%
nm - not meaningful

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

2018 and 2017 Effective Tax Rate – U.S. GAAP and Non-GAAP
	Three Months Ended		Six Months Ended
(In millions)	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Income before taxes – U.S. GAAP	$49.0	$63.8	$94.7	$113.7
Income tax expense – U.S. GAAP	$14.2	$23.7	$27.8	$42.7
Effective income tax rate	29.0%	37.2%	29.4%	37.6%

Total of items impacting pre-tax income above	$24.2	$9.0	$34.0	$18.0
Total of items impacting income taxes above	$7.1	$2.9	$9.3	$5.8

Income before income taxes – Non-GAAP	$73.2	$72.8	$128.7	$131.7
Income tax expense – Non-GAAP	$21.3	$26.6	$37.1	$48.5
Adjusted effective income tax rate	29.1%	36.6%	28.8%	36.9%

2018 EBITDA and Adjusted EBITDA by Segment
	Three Months Ended June 29, 2018
(In millions)	NSS	EES	UPS	Corporate	Total
Net income	$66.1	$35.6	$17.9	$(84.8)	$34.8
Interest expense	—	—	—	19.0	19.0
Income taxes	—	—	—	14.2	14.2
Depreciation	0.9	0.7	0.9	5.2	7.7
Amortization of intangible assets	4.2	2.1	3.4	—	9.7
EBITDA	$71.2	$38.4	$22.2	$(46.4)	$85.4
EBITDA leverage	0.4x	2.4x	-2.1x	nm	-1.9x
EBITDA as a % of sales	6.5%	6.3%	5.1%	nm	4.0%

Foreign exchange and other non-operating (income)	$—	$—	$—	$3.3	$3.3
Stock-based compensation	0.4	0.4	0.2	6.2	7.2
Restructuring charge	2.1	1.3	0.7	5.1	9.2
Acquisition and integration costs	2.3	—	—	—	2.3
U.K. facility relocation costs	0.1	0.3	—	—	0.4
Adjusted EBITDA	$76.1	$40.4	$23.1	$(31.8)	$107.8
Adjusted EBITDA leverage	1.4x	3.0x	-1.7x	nm	0.7x
Adjusted EBITDA as a % of sales	6.9%	6.7%	5.3%	nm	5.0%

	Six Months Ended June 29, 2018
	NSS	EES	UPS	Corporate	Total
Net income	$119.6	$67.0	$34.3	$(154.0)	$66.9
Interest expense	—	—	—	37.2	37.2
Income taxes	—	—	—	27.8	27.8
Depreciation	1.7	1.2	1.8	10.4	15.1
Amortization of intangible assets	8.0	4.3	6.7	—	19.0
EBITDA	$129.3	$72.5	$42.8	$(78.6)	$166.0
EBITDA leverage	-1.2x	2.0x	-1.3x	nm	1.7x
EBITDA as a % of sales	6.2%	6.2%	5.1%	nm	4.0%

Foreign exchange and other non-operating expense	$—	$—	$—	$1.0	$1.0
Stock-based compensation	0.8	0.8	0.5	9.7	11.8
Restructuring charge	2.1	1.3	0.7	5.1	9.2
Acquisition and integration costs	2.3	—	—	0.3	2.6
U.K. facility relocation costs	0.1	0.5	—	—	0.6
Adjusted EBITDA	$134.6	$75.1	$44.0	$(62.5)	$191.2
Adjusted EBITDA leverage	-0.4x	2.4x	-1.1x	nm	-0.1x
Adjusted EBITDA as a % of sales	6.4%	6.4%	5.3%	nm	4.7%

nm - not meaningful

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

2017 EBITDA and Adjusted EBITDA by Segment
	Three Months Ended June 30, 2017
(In millions)	NSS	EES	UPS	Corporate	Total
Net income	$64.9	$29.6	$21.3	$(75.7)	$40.1
Interest expense	—	—	—	17.9	17.9
Income taxes	—	—	—	23.7	23.7
Depreciation	0.7	0.6	1.0	4.8	7.1
Amortization of intangible assets	3.6	2.1	3.3	—	9.0
EBITDA	$69.2	$32.3	$25.6	$(29.3)	$97.8
EBITDA leverage	nm	17.7x	3.5x	nm	15.0x
EBITDA as a % of sales	6.7%	5.8%	6.2%	nm	4.9%

Foreign exchange and other non-operating expense	$—	$—	$—	$0.9	$0.9
Stock-based compensation	0.6	0.5	0.4	2.9	4.4
Restructuring charge	—	—	(0.1)	0.1	—
Adjusted EBITDA	$69.8	$32.8	$25.9	$(25.4)	$103.1
Adjusted EBITDA leverage	nm	1.2x	2.2x	nm	0.5x
Adjusted EBITDA as a % of sales	6.8%	5.8%	6.3%	nm	5.1%

	Six Months Ended June 30, 2017
	NSS	EES	UPS	Corporate	Total
Net income	$126.7	$57.5	$37.5	$(150.7)	$71.0
Interest expense	—	—	—	36.8	36.8
Income taxes	—	—	—	42.7	42.7
Depreciation	1.5	1.2	2.0	9.4	14.1
Amortization of intangible assets	7.2	4.2	6.6	—	18.0
EBITDA	$135.4	$62.9	$46.1	$(61.8)	$182.6
EBITDA leverage	2.1x	7.9x	2.5x	nm	7.4x
EBITDA as a % of sales	6.7%	5.8%	5.8%	nm	4.7%

Foreign exchange and other non-operating expense	$—	$—	$—	$1.0	$1.0
Stock-based compensation	1.0	0.8	0.6	6.5	8.9
Restructuring charge	—	(0.5)	0.1	0.4	—
Adjusted EBITDA	$136.4	$63.2	$46.8	$(53.9)	$192.5
Adjusted EBITDA leverage	-2.2x	3.6x	1.8x	nm	1.2x
Adjusted EBITDA as a % of sales	6.8%	5.8%	5.9%	nm	4.9%

nm - not meaningful